Exhibit 99.1

DCP Midstream Partners Announces Pricing of 2.70% Senior Notes and 5.60% Senior Notes

DENVER, March 10, 2014 — DCP Midstream Partners, LP (NYSE: DPM) (the "Partnership") announced today that its 100 percent-owned subsidiary, DCP Midstream Operating, LP (the "Operating Partnership"), priced an offering of $325 million aggregate principal amount of its 2.70% senior notes due 2019 at a price to the public of 99.410% of their face value and $400 million aggregate principal amount of its 5.60% senior notes due 2044 at a price to the public of 99.006% of their face value. Each series of the senior notes will be fully and unconditionally guaranteed by the Partnership. The offering is scheduled to close on March 13, 2014, subject to customary closing conditions.
The Operating Partnership intends to use the net proceeds from this offering to pay a portion of the purchase price of the Partnership's previously announced dropdown transaction and related expenses, and for general partnership purposes. If the dropdown transaction is not consummated, the Operating Partnership intends to use such net proceeds from this offering for organic growth projects, and for general partnership purposes.
RBS Securities Inc., SunTrust Robinson Humphrey, Inc., U.S. Bancorp Investments, Inc., J.P. Morgan Securities LLC, RBC Capital Markets, LLC and Wells Fargo Securities, LLC acted as joint book-running managers for the offering. BBVA Securities Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., DNB Markets, Inc., Mitsubishi UFJ Securities (USA), Inc. and Scotia Capital (USA) Inc. acted as co-managers for the offering.
The senior notes are being offered and will be sold pursuant to an effective shelf registration statement that was previously filed with the Securities and Exchange Commission.  This offering is being made only by means of a prospectus and related prospectus supplement.
Before you invest, you should read the prospectus supplement and accompanying base prospectus in that registration statement for more complete information about this offering.
When available, copies of these documents may be obtained from any of the underwriters by contacting:

RBS Securities Inc. 600 Washington Boulevard Stamford, Connecticut 06901 Phone: (866) 884-2071
SunTrust Robinson Humphrey, Inc. Attn: Prospectus Department 3333 Peachtree Road, 11th Floor Atlanta, Georgia 30326 Phone: (800) 685-4786
U.S. Bancorp Investments, Inc. Attn: High Grade Syndicate 214 N. Tryon St., 26th Floor Charlotte, North Carolina 28202 Phone: (877) 558-2607
J.P. Morgan Securities LLC Attn: Investment Grade Syndicate Desk, 3rd Floor 383 Madison Avenue New York, New York 10179 Phone: (212) 834-4533
RBC Capital Markets, LLC Attn: Transaction Management Three World Financial Center 200 Vesey Street, 8th Floor New York, New York 10281-8098 Phone: (866) 375-6829
Wells Fargo Securities, LLC Attn: Capital Markets Client Support 1525 West W.T. Harris Blvd., NC0675 Charlotte, North Carolina 28262 Phone: (800) 326-5897 cmclientsupport@wellsfargo.com

You may also obtain these documents free of charge when they are available by visiting the Securities and Exchange Commission’s website at www.sec.gov.
This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
DCP Midstream Partners, LP (NYSE: DPM) is a midstream master limited partnership engaged in the business of gathering, compressing, treating, processing, transporting, storing and selling natural gas; producing, fractionating, transporting, storing and selling NGLs and recovering and selling condensate; and transporting, storing and selling propane in wholesale markets. DCP Midstream Partners, LP is managed by its general partner, DCP Midstream GP, LP, which in turn is managed by its general partner, DCP Midstream GP, LLC, which is wholly-owned by DCP Midstream, LLC, a joint venture between Phillips 66 and Spectra Energy Corp.
This press release contains forward-looking statements as defined under the federal securities laws, including statements regarding the intended use of offering proceeds and other aspects of the senior notes offering. Although management believes that expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to be correct. In addition, these statements are subject to certain risks, uncertainties and other assumptions that are difficult to predict and may be beyond our control, including market conditions, customary offering closing conditions and other factors described in the prospectus and accompanying prospectus supplement for the offering. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, the Partnership’s actual results may vary materially from what management anticipated, estimated, projected or expected.
Investors are encouraged to closely consider the disclosures and risk factors contained in the Partnership’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission and in the prospectus and related prospectus supplement for the offering. The statements herein speak only as of the date of this press release. The Partnership undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

DCP Midstream Partners
Media and Investor Relations:
Andrea Attel, 303-605-1741
or
24-Hour: 720-235-6433
Source: DCP Midstream Partners, LP